KEARNY FINANCIAL CORP. ANNOUNCES THE APPOINTMENT
CHIEF INVESTMENT OFFICER

Fairfield, NJ –2/27/13-- Kearny Financial Corp. (NASDAQ:KRNY)(the “Company”), the holding company of Kearny Federal Savings Bank (the “Bank”), is pleased to announce the appointment of Khanh Vuong as  Senior Vice President and Chief Risk/Investment Officer.

In his expanded role as Chief Investment Officer, Mr. Vuong is responsible for executing the Bank’s investment strategy and overseeing the day to day management of the Bank’s investment activities.  He reports to the President and CEO, Craig L. Montanaro. Additionally, Mr. Vuong will work collaboratively with the Bank’s newly established Capital Markets Committee in addition to his previous responsibilities as Chief Risk Officer.

Mr. Vuong takes over the Bank’s Chief Investment Officer responsibilities from Albert E. Gossweiler who is retiring in June.

Mr. Vuong has more then 25 years of diverse experience in the banking and finance service industry.  Prior to joining the company, he spent six years at A.M. Best Company where he was Vice President and Head of the Bank Rating Group. During this period, he was responsible for establishment of the company’s bank credit rating group from the ground up.  This group analyzed and assessed the financial condition of community banks throughout the United States.

Mr. Vuong earned his MBA degree from New York University, Stern School and his BS in Economics from New York University as well.

Kearny Financial Corp. is the holding company for Kearny Federal Savings Bank, which operates from its administrative headquarters building in Fairfield, New Jersey, and 41 retail branch offices located in Bergen, Hudson, Passaic, Morris, Middlesex, Monmouth, Essex, Union and Ocean Counties, New Jersey. Shares of Kearny Financial Corp. trade on the NASDAQ Global Select Market under the symbol "KRNY."

For further information contact:
Craig L. Montanaro
President and CEO
Kearny Financial Corp.
973-244-4500